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                                                                EXHIBIT 10.27




                                 April 1, 1995



Mr. Ronald E. Cuneo
1157 Old Gate Court
McLean, Virginia  22102

Dear Mr. Cuneo:

        This letter sets forth the details of your employment with Wang Laboratories, Inc., ("Wang" or the "Company") and supersedes and cancels any prior employment agreements and/or arrangements you may have entered into with Wang and/or with HFS Inc. ("HFSI"), except for the Employment Termination, Severance Payments and Mutual Release letter agreement signed by you, and HFSI dated March 23, 1995, (the "Mutual Release"). The Company agrees to employ you, and you agree to remain in the employ of the Company, upon the following terms and conditions.

1.      POSITION
        --------

        You are to be employed as a Senior Vice President of Wang and as President of Wang's federal systems business, whether operated through HFSI, Wang's FSD division or otherwise. You will be a member of the Senior Operations Committee of the Company.

2.      TERM
        ----

        The terms and conditions of this letter will cover a three (3)-year period beginning April 1, 1995, unless otherwise terminated as provided in paragraph 4, below, and will provide you with eighteen (18) months of severance benefits if your employment with the Company is terminated at any time during such three (3)-year period as described in paragraph 4, below. At the end of this three (3)-year period, your employment status will be at-will, meaning that your employment at Wang will be for an indefinite period of time and will be terminable at any time, with or without cause being shown, by either you or the Company. Therefore, the terms and conditions contained in paragraph 4 of this letter will expire at the end of this three (3)-year period and the original, unmodified terms of paragraph 6 of the enclosed attached, presently modified Employment Agreement, will be in full force and effect. All other terms and conditions of this letter will remain in effect after the three
(3)-year period, subject to Wang's right to review them and make adjustments as appropriate. All terms and conditions of this letter are contingent upon your not rescinding any aspect of the Mutual Release.

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3.      COMPENSATION AND BENEFITS
        -------------------------

        (a)  YEARLY PAYMENTS
             ---------------

             Your yearly base salary will be $370,000 (payable semi-monthly) and you will be eligible to participate in a yearly bonus plan targeted at 45% of your base salary for full performance measured against the goals specified in the plan and up to 85% of your base salary for overachievement of performance measured against the goals specified in the plan, if and as approved by the Organization, Compensation and Nominating Committee of the Board of Directors. Your salary and bonus will be reviewed yearly for possible upward adjustments at the discretion of the Company.

        (b)  STOCK INCENTIVES
             ----------------

             You will be eligible to participate in the new Company Stock Incentive Program initially with a grant of 65,000 options at an exercise price of $12.125 per share for Wang Common Stock, which options shall vest over a three-year period 1/3, 1/3, 1/3, the first 1/3 vesting on October 1, 1995, the remaining 1/3's vesting on October 1, 1996 and October 1, 1997, respectively. On an ongoing basis you will participate in the Company's stock incentive plan at a level consistent with your position, the program's terms and conditions and your performance, subject to the approval of the Organization, Compensation and Nominating Committee of the Board of Directors.

        (c)  OTHER PROVISIONS
             ----------------

             (i) The Company will make available health and dental coverage to you in accordance with existing Company plans available to all employees. The Company will also provide term life insurance to you based on your insurability in the amount of five times your base salary. You will also receive the Company's standard vacation, sick time and personal holiday benefits.

             (ii) Your eligibility for on-going salary increases and bonuses, and initial and future stock incentives and benefits shall be pursuant to the same terms and conditions as those applicable to other similarly situated officers of the Company. You will also be eligible for all other perquisites that are or may be made available to other similarly situated officers of the Company from time to time.

            (iii) You will be eligible to participate in and shall be a participant in such long-term incentive compensation program as the Board of Directors of Wang shall approve.

             (iv) During your employment, the Company will pay you a monthly automobile allowance of $585 per month. Additionally, the Company will pay the automobile insurance premium expense for one leased automobile. During your
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employment, the Company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an officer of the Company.

4.      TERMINATION/SEVERANCE COMPENSATION AND BENEFITS
        -----------------------------------------------

        In the event that your employment with the Company is involuntarily terminated other than "for cause" or because of your death or substantial inability to work; or if you cease to be a Senior Vice President of the Company, President of Wang's federal business, or a member of the Senior Operations Committee of the Company, and you resign, Wang will pay you, semi-monthly, an eighteen (18)-month salary continuance equal to your then base salary plus the full-performance target contained in your bonus plan. During this salary continuance period, Wang will also continue to make available health and dental (but no other) benefits to you at no cost. If your work location is moved more than thirty (30) miles from your initial work location, the Company will reimburse your moving expenses in accordance with the Company Relocation Policy - Domestic.

        In the event you become employed at any time during the eighteen
(18)-month salary continuance period, all remaining salary continuance payments shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the total of your remaining salary continuance payments and, in such event, the Company shall only pay that amount equal to the difference.

5.           NO CONFLICTS OF INTEREST
             ------------------------

        By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect), your right to participate in the affairs of the Company.

6.           NON-COMPETITION
             ---------------

        You understand and agree that for the period of time during which you are employed under the terms and conditions of this letter or otherwise employed by the Company, and thereafter for the period that you are receiving benefits under paragraph 4 of this agreement, you will not, without the express prior written consent of the Company:

        (a) Directly, indirectly or otherwise become affiliated in any manner either as an employee, officer, agent, director, partner, independent contractor, owner, consultant or in any other capacity with a "conflicting organization"; or

        (b) In any other manner provide any aid or assistance to a "conflicting organization."
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        For the purposes of this Paragraph 6, the term "conflicting organization" means any person, company, corporation, partnership, agency or other organization or entity engaged in, or about to become engaged in, the production, marketing, selling, leasing, or servicing of, a "conflicting product." The term "conflicting product" means any product, process or service of any kind that directly competes with the Company in the leasing, selling or providing maintenance or repair of computer equipment to or for the United States Government, NATO or any contractor thereof where it can reasonably be assumed that your contribution to said organization could injure the Company. The term "aid or assistance" shall include, but not be limited to, the hiring of Company employees and/or encouraging such employees to terminate their employment with the Company.

7.           STANDARDS OF ETHICS AND BUSINESS CONDUCT AND
             --------------------------------------------
             STANDARD EMPLOYMENT AGREEMENT
             -----------------------------

        You will be required to comply with Wang's Standards of Ethics and Business Conduct and sign Wang's Standard Employment Agreement as presently modified (copy enclosed).

8.           CONFIDENTIALITY
             ---------------

        By our signatures below, we agree to treat the details of this letter with utmost confidentiality and that we will not disclose them to any third parties except your immediate family, our respective financial and/or legal advisors, and such Wang personnel and/or agents as have a need to know this information for business purposes.

                                 Sincerely,

                                 /s/ Joseph M. Tucci

                                 Joseph M. Tucci
                                 Chairman and
                                 Chief Executive Officer

Enclosure:  Standard Employment Agreement (as presently modified)

ACCEPTED AND AGREED TO:

/s/ Ronald E. Cuneo
____________________________________________
Ronald E. Cuneo

       4/1/95
____________________________________________
Date